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                                                                   Exhibit 10.a.
                                                                   -------------

            AMENDMENT TO:  BANKAMERICA CORPORATION 1992 MANAGEMENT
                                  STOCK PLAN


1. Section 1.3 (r) of the BankAmerica Corporation 1992 Management Stock Plan is amended (as adopted August 2, 1993) to read in its entirety as follows:

          "(r) Retirement means, with respect to grants and awards made on or after August 2, 1993, the last day of employment with BankAmerica or one of its Subsidiaries prior to the employee's retirement at normal retirement age under a retirement program of BankAmerica or one of its Subsidiaries; and, with respect to grants and awards made before August 2, 1993, the last day of employment with BankAmerica or one of its Subsidiaries prior to the employee's retirement under a retirement program of BankAmerica or one of its Subsidiaries."











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